Exhibit 4.4

COMMON SHARE DELIVERY AGREEMENT

This Common Share Delivery Agreement (the “Agreement”) is being made as of the 23rd day of August, 2006 by and between ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), and Equity Residential, a Maryland corporation (the “Company”).

Recitals

WHEREAS, the Company is the general partner of the Operating Partnership; and

WHEREAS, the Operating Partnership has entered into an Underwriting Agreement, as such Underwriting Agreement is incorporated by reference into a Terms Agreement, dated August 16, 2006, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (the “Underwriters”), providing for the sale to the Underwriters by the Operating Partnership of $600,000,000 aggregate principal amount of its 3.85% Exchangeable Senior Notes due 2026 (the “Notes”)  under the Indenture, dated as of October 1, 1994 (as supplemented by the First Supplemental Indenture thereto, dated as of September 9, 2004, and the Second Supplemental Indenture thereto, dated as of August 23, 2006, the “Indenture”), among the Operating Partnership, as Issuer, and J.P. Morgan Trust Company, National Association (as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago), as Trustee, and granting the Underwriters an option to purchase up to an additional $50,000,000 in principal amount of the Notes to cover any over-allotments, all of which Notes shall be exchangeable into cash and, if applicable, common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) under certain circumstances.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties agree as follows:

Agreement

1.                     The Operating Partnership hereby acknowledges that it is the obligor of the Notes and is, therefore, responsible for the obligations contained in the Notes.

2.                     If the Operating Partnership determines, in its sole discretion, to deliver Net Shares (as such term is defined in the Notes) upon an exchange of the Notes by a holder in accordance with the terms of the Notes and the Indenture, the Company agrees to issue to the Operating Partnership the number of Common Shares determined by the Operating Partnership to be delivered to such holder in respect of such Net Shares, and the Operating Partnership hereby directs the Company to deliver such Net Shares to such holder on behalf of the Operating Partnership in accordance with the terms of the Notes and the Indenture.

3.                     The Operating Partnership agrees to issue to the Company on a concurrent basis a number of “OP Units” (as defined in the Fifth Amended and Restated Limited

Partnership Agreement of the Operating Partnership, dated August 1, 1998) equal in number to the number of Common Shares issued by the Company pursuant to this Agreement.

4.                     Miscellaneous.

(a)                           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict laws, rules or principles.

(b)                           No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties.

(c)                           In the event that any claim of inconsistency between this Agreement and the terms of the Indenture arise, as they may from time to time be amended, the terms of the Indenture shall control.

(d)                           If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between the parties hereto to the full extent permitted by applicable law.

(e)                           This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(f)                            This Agreement may not be assigned by either party without the prior written consent of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential,
its General Partner

By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Executive Vice President and
Chief Financial Officer

EQUITY RESIDENTIAL

By:	/s/ Robert A. Garechana
Name: Robert A. Garechana
Title: Assistant Vice President and
Assistant Treasurer